As filed with the Securities and Exchange Commission on July 26, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

ALKERMES PUBLIC LIMITED COMPANY

(Exact name of registrant as specified in its charter)

Ireland	98-1007018
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Connaught House

1 Burlington Road

Dublin 4, Ireland D04 C5Y6

(Address of Principal Executive Offices)

ALKERMES PLC 2018 STOCK OPTION AND INCENTIVE PLAN, AS AMENDED

(Full title of the plan)

David J. Gaffin, Esq.

Alkermes plc

Connaught House

1 Burlington Road

Dublin 4, Ireland D04 C5Y6

(Name and address of agent for service)

Telephone: +353-1-772-8000

(Telephone number, including area code, of agent for service)

Please send copies of all communications to:

Mitchell S. Bloom, Esq.

Robert E. Puopolo, Esq.

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Telephone: 617-570-1000

and

Christopher McLaughlin

Arthur Cox LLP, Ten Earlsfort Terrace, Dublin 2, D02 T380, Ireland

Telephone: +353 1 920 1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. 

EXPLANATORY NOTE

This registration statement on Form S-8 (this “Registration Statement”) is being filed for the purpose of registering an additional 6,500,000 Ordinary Shares, par value $0.01 per share, of the Registrant (“Shares”) that may be issued pursuant to the Alkermes plc 2018 Stock Option and Incentive Plan, as amended (the “2018 Plan”). The securities subject to this Registration Statement are of the same class of securities of the Registrant for which the Registrant previously filed registration statements on Form S-8 on February 16, 2012 (File No. 333-179545), October 26, 2012 (File No. 333-184621), December 5, 2014 (File No. 333-200777), December 7, 2016 (File No. 333-214952) and July 26, 2018 (File No. 333-226359), each amended by Post-Effective Amendment No. 1 filed by the Registrant on July 29, 2020, and registration statements on Form S-8 on July 25, 2019 (File No. 333-232831), July 29, 2020 (File No. 333-240170), July 28, 2021 (File No. 333-258229) and July 27, 2022 (File No. 333-266350) (collectively, the “Prior Registration Statements”). Accordingly, the contents of the Prior Registration Statements, as filed with the United States Securities and Exchange Commission (the “Commission”), are hereby incorporated by reference pursuant to General Instruction E to Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are hereby incorporated by reference into this Registration Statement (other than those portions of such documents that are furnished or otherwise not deemed to be filed):

(i) The Registrant’s Annual Report on Form 10-K and Amendment No. 1 to Annual Report on Form 10-K/A for the year ended December 31, 2022;

(ii) The Registrant’s Quarterly Reports on Form 10-Q for the three months ended March 31, 2023 and June 30, 2023;

(iii) The Registrant’s Current Reports on Form 8-K filed with the Commission on January 6, 2023, February 6, 2023, April 25, 2023, June 6, 2023, July 5, 2023 and July 6, 2023 (excluding those portions of such Current Reports on Form 8-K that were furnished under Item 2.02 or Item 7.01 of Form 8-K and any exhibits related thereto); and

(iv) The description of the Shares contained in the “Description of Securities” filed as Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2022, including any amendment or report filed for the purpose of updating such description.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing such documents. Any statement contained herein or in a document incorporated by reference or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that such statement is modified or superseded by any other subsequently filed document which is incorporated or is deemed to be incorporated by reference herein. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Irish Companies Act 2014 permits a company to pay the costs or discharge the liability of a director or a secretary only where favorable judgment is given in any civil or criminal action in respect of such costs or liability, or where an Irish court grants relief because the director or secretary acted honestly and reasonably and ought fairly to be excused. This restriction does not apply to executives who are not directors or a secretary of the Registrant. Any provision which seeks to indemnify a director or secretary of an Irish company over and above this shall be void under Irish law, whether contained in such company’s articles of association or any contract between the director or secretary and such company.

Pursuant to the Registrant’s articles of association, the Registrant will indemnify its current and former executives, any person who is serving or has served at the request of the Registrant as a director, executive or trustee of another company, joint venture, trust or other enterprise, and its directors and secretaries to the fullest extent permitted by law against liabilities that are incurred by such executives, trustees, directors and secretaries while executing the duties of their respective offices. However, under the articles of association of the Registrant, such executives, trustees, directors and secretaries will not be entitled to indemnification by the Registrant if they are adjudged to be liable for fraud or dishonesty in the performance of their duties to the Registrant.

The directors, secretaries, and certain current and former executives of the Registrant, and certain directors and officers of certain of the Registrant’s subsidiaries, including Alkermes, Inc., are entitled to be indemnified pursuant to indemnification agreements with the Registrant and/or Alkermes, Inc. Under the terms of these indemnification agreements, the Registrant and/or Alkermes, Inc., as applicable, indemnifies each relevant director, secretary, or officer to the maximum extent permitted by law for expenses actually and reasonably incurred by the director, secretary, or officer in relation to claims brought against such director, secretary, or officer that arise from actions taken while acting as a director, secretary, or officer of the Registrant and/or its subsidiaries, except to the extent that such indemnification is prohibited by applicable law or would be duplicative of amounts otherwise actually provided to such director, secretary, or officer in relation to such claims. The Registrant and/or Alkermes, Inc. will, to the maximum extent permitted by law, advance the expenses of such director, secretary, or officer in connection with his or her defense. Each director, secretary, or officer undertakes, to the fullest extent required by law, to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified by the Registrant and/or Alkermes, Inc., as applicable.

The Registrant has also obtained directors’ and officers’ liability insurance which insures its executives and directors against certain liabilities that such persons may incur in their capacities as officers and/or directors of the Registrant.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description of Exhibit
4.1	Memorandum and Articles of Association of Alkermes plc (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q filed on July 27, 2022 (File No. 001-35299)).

4.2	Alkermes plc 2018 Stock Option and Incentive Plan, as amended (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on July 6, 2023 (File No. 001-35299)).

5.1*	Opinion of Arthur Cox LLP, Solicitors, as to the legality of the securities being registered.

23.1*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Arthur Cox LLP, Solicitors (included in Exhibit 5.1 filed herewith).

24*	Power of Attorney (included in signature page).

107*	Filing Fee Table.

* Filed herewith.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(l)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

[THE NEXT PAGE IS THE SIGNATURE PAGE]

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Athlone, Ireland, on July 26, 2023.

ALKERMES PLC

By:	/s/ Tom Riordan
Name:	Tom Riordan
Title:	Assistant Company Secretary

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers, directors and/or authorized representative in the United States of the Registrant hereby severally constitute and appoint Richard F. Pops and Iain M. Brown, and each of them, our true and lawful attorney-in-fact, with full power of substitution, to sign for us and in our names and the capacities indicated below, to execute and cause to be filed with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, with exhibits thereto and all other documents in connection therewith, and generally to do or cause to be done by virtue hereof all things in our names and on our behalf in such capacities to enable the Registrant to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Richard F. Pops	Chairman and Chief Executive Officer	July 26, 2023
Richard F. Pops	(Principal Executive Officer and Authorized Representative in the U.S.)

/s/ Iain M. Brown	Senior Vice President, Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 26, 2023
Iain M. Brown

/s/ Emily Peterson Alva	Director	July 26, 2023
Emily Peterson Alva

/s/ Shane M. Cooke	Director	July 26, 2023
Shane M. Cooke

/s/ David A. Daglio, Jr.	Director	July 26, 2023
David A. Daglio, Jr.

/s/ Richard Gaynor	Director	July 26, 2023
Richard Gaynor
/s/ Cato T. Laurencin	Director	July 26, 2023
Cato T. Laurencin

/s/ Brian P. McKeon	Director	July 26, 2023
Brian P. McKeon

/s/ Nancy L. Snyderman	Director	July 26, 2023
Nancy L. Snyderman

/s/ Frank Anders Wilson	Director	July 26, 2023
Frank Anders Wilson
/s/ Christopher I. Wright	Director	July 26, 2023
Christopher I. Wright

/s/ Nancy J. Wysenski	Director	July 26, 2023
Nancy J. Wysenski